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                                                                       EXHIBIT 5
LINCOLN ELECTRIC HOLDINGS, INC.

                                                       [LINCOLN ELECTRIC LOGO]




                                November 15, 2000



Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549


         Re: Lincoln Electric Holdings, Inc. Stock Option Plan for Non-Employee Directors

Ladies and Gentlemen:

         I have acted as counsel for Lincoln Electric Holdings, Inc., an Ohio corporation (the "Registrant"), in connection with the Lincoln Electric Holdings, Inc. Stock Option Plan for Non-Employee Directors (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the shares of Common Stock, without par value, of the Registrant (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and any agreements contemplated thereby (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and the Agreements, duly authorized, validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                     Very truly yours,





                                     /s/ Frederick G. Stueber
                                     --------------------------------------
                                     Frederick G. Stueber
                                     Senior Vice President, General Counsel
                                         and Secretary




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